Explanation of Responses:
(1) The securities reported herein were acquired of as part of the short-form merger, under Section 253 of the General Corporation Law of the State of Delaware, pursuant to which CM Merger Co. (“Merger Sub”), a Delaware corporation and indirect wholly-owned subsidiary of Hallmark Cards, Incorporated (“Hallmark”), merged with and into the Issuer, with the Issuer as the surviving entity (the “Merger”). On May 2, 2016, Merger Sub filed a certificate of ownership and merger with the Secretary of State of the State of Delaware consummating the Merger, at which time: (i) each issued and outstanding share of the Issuer’s Class A Common Stock, par value $0.01 per share (the “Common Stock”) (except for shares of Common Stock held by (a) Merger Sub and (b) stockholders of the Issuer who properly exercise their statutory appraisal rights (the “Dissenting Stockholders”) under Section 262 of the General Corporation Law of the State of Delaware (the “Appraisal Rights Provision”)), was immediately cancelled and converted into the right to receive $5.05 in cash, without interest, upon delivery of certificates representing each such share, together with a letter of transmittal; (ii) the Common Stock held by the Dissenting Stockholders was immediately cancelled and converted into those rights provided under the Appraisal Rights Provision, (iii) The Common Stock held by Merger Sub and by the Issuer as treasury stock immediately prior to the Merger was cancelled and extinguished without consideration, and (iv) each of the 1,000 shares of capital stock of Merger Sub outstanding immediately prior to the Merger was converted into one validly issued, fully paid, and non-assessable share of Class A Common Stock of the Issuer (the “New Common Stock”), the surviving corporation.
(2) As a result of the Merger described in Footnote (2): HC Crown, LLC, (“Parent”), the sole parent of the Issuer, directly owns all the New Common Stock; (b) HMK Holdings, Inc. (“HMK”), the sole parent of Parent, indirectly owns all of the New Common Stock; H.A., LLC (“HALLC”), the sole parent of HMK, indirectly owns all of the New Common Stock; and Hallmark, the sole parent of HALLC, indirectly owns all of the New Common Stock.